AMENDMENT
                                       TO
                    SECURITIES PURCHASE AGREEMENT, WARRANTS,
                          REGISTRATION RIGHTS AGREEMENT
                                       AND
           8% CONVERTIBLE DEBENTURE SERIES 04-03 DUE DECEMBER __, 2005

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT, 8% CONVERTIBLE DEBENTURE SERIES 04-03 DUE DECEMBER __, 2005, WARRANTS AND REGISTRATION RIGHTS AGREEMENT is made by and between Infinium Labs, Inc., a Delaware corporation ("Company"), the Investors listed on Schedule A hereto (collectively the "Investors" and each individually an "Investor") and Timothy M. Roberts ("Guarantor") and is dated as of December __, 2004 ("Amendment").

      WHEREAS, the Company is currently in discussions with investors regarding a transaction (or series of related transactions; collectively, the "Qualified Financing") after the date hereof in which (i) the Company shall issue and sell shares of its capital stock (but not any debt or other payment obligations) in exchange for aggregate gross proceeds of at least $30 million, (ii) the first tranche of such financing (the "Qualified Financing First Tranche") shall consist of no less than $12 million and (iii) pursuant to which all existing debt of the Company (other than the debt being issued pursuant to either the Purchase Agreement or the Securities Purchase Agreement, dated as of December 13, 2004, as amended, between the Company and the Lenders named therein) shall be converted into equity of the Company or otherwise retired within 10 Trading Days of the funding of the Qualified Financing First Tranche (the date on which all such debt is so converted or otherwise retired, the "Debt Elimination Date"); and

      WHEREAS, the parties desire to amend certain terms of the Transaction Agreements;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

            1.    Amendment to Purchase Agreement.

            (i) Notwithstanding anything to the contrary in the Purchase Agreement or the other Transaction Agreements, a Qualified Financing in which the Debt Elimination Date occurs within six (6) months from the Closing Date shall not be deemed a Lower Price Transaction.

            (ii) Additionally, the principal amount of Debentures sold pursuant to the Purchase Agreement shall be fixed at $1,000,000 and the funds deposited in escrow by the Investors at the Closing under the Purchase Agreement shall be released on the first Business Day after delivery to the Escrow Agent of proof of filing with the Securities and Exchange Commission of the registration statement on Form SB-2 as required pursuant to the Registration Rights Agreement.

            (iii) The term "Securities" is amended to include the Issued Shares, as hereinafter defined.

            (iv) The term "Shares" is amended to include the shares of Common Stock representing the Issued Shares.

            (v) The term "Transaction Agreements" is amended to include this Amendment in the list of documents and agreements.

            2. Amendment of Warrants: The exercise price of the Warrants is hereby amended to at all times be $0.10 per share (subject to adjustment from time to time as provided in Sections 6.1, 6.2 and 6.3 of such Warrant).

            3.    Additional Shares.

            (i) The Company shall issue to each Investor shares ("Issued Shares") of the Company's Common Stock equal to (x) 500,000 shares, multiplied by (y) such Investor's Lender's Allocable Share, as set forth in Schedule A hereto.

            (ii) The Company will deliver to the Escrow Agent certificates, issued by the Transfer Agent in the name of the Investor, representing such Investor's Issued Shares within 10 Trading Days of the execution and delivery of this Amendment.

            4.    Amendment to Debenture and Purchase Agreement.

            (i) The defined term "Conversion Price" as contained in the Purchase Agreement and Section 4.A.(ii) of the Debenture is hereby restated in its entirety as follows:

                  (ii) "The term "Conversion Price" means seventy-five percent (75%; the "Current Percentage") of the lowest Closing Price during the five (5) Trading Days ending on the Trading Day immediately before the Conversion Date; provided, however, that in no event will the Conversion Price be (x) more than $0.10 (the "Maximum Conversion Price") or (y) until the earlier of (I) the Scheduled Expiration Date (as defined below), (II) the date after the Closing Date on which the company files a registration statement on Form S-8 or (III) the date on which the Company first issues a Mandatory Conversion Notice (as defined below), lower than $0.10 (the "Minimum Conversion Price") (as each such amount may be adjusted from time to time as provided herein); provided, however, if the Qualified Financing First Tranche (as defined below) is consummated prior to the Scheduled Expiration Date and the Debt Elimination Date (as defined below) occurs before any of the dates referred to in subclauses (I), (II) or (III) of clause (y) of this paragraph, then, notwithstanding anything in the foregoing provisions of this paragraph to the contrary, the Conversion Price shall thereafter be $0.10 (subject to adjustment from time to time as provided in Section 2).


                                       2

Company: _____
Investor: _____

            (ii)  The  following   provisions   are  added   following   Section
4(A)(iii):

                  (iv) The term "Qualified Financing" means a transaction or series of related transactions entered into after the Issue Date in which all of the following conditions are satisfied:
                  (i) the Company shall issue and sell shares of its capital stock (but not any debt or other payment obligations) in exchange for aggregate gross proceeds (before ordinary commissions, fees and expenses) of at least $30 million, (ii) the first tranche of such financing (the "Qualified Financing First Tranche") shall consist of no less than $12 million and
                  (iii) in connection with or contemporaneous with the funding of the Qualified Financing First Tranche, all existing debt of the Company (other than the debt being issued pursuant to either the Securities Purchase Agreement or the Securities Purchase Agreement, dated as of December 13, 2004, as amended, between the Company and the Lenders named therein) shall be converted into equity of the Company or otherwise retired within 10 Trading Days of the funding of the Qualified Financing First Tranche (the date on which all such debt is so converted or otherwise retired, the "Debt Elimination Date").

                  (v) The term "Scheduled Expiration Date" means April 16, 2005, except that, if prior thereto the Company has filed with the SEC a definitive proxy statement (and such proxy statement is sent to the Company's shareholders within 10 Trading Days after such filing), which proxy statement, among other things, seeks shareholder authorization at a meeting of shareholders scheduled to be held no later than June 16, 2005 to amend the Company's certificate of incorporation to increase the authorized shares of the Company to at least 400 million shares, it means June 16, 2005.

            5.    Amendment to Registration Rights Agreement.

            (i) Schedule 1 to the Registration Rights Agreement is amended to read in its entirety as follows:

                  1. All Registrable Shares contemplated by the Registration Rights Agreement, dated as of December 13, 2004, as amended (the "Existing Registration Rights Agreement"), between the Company and the Initial Investors named therein (the "Original Investors").

                  2. The shares referred to in clause (2) of Section 2(a)(i) of the Existing Registration Rights Agreement, whether issued to the Finder contemplated thereby or to such Finder's designees.


                                       3

Company: _____
Investor: _____

                  3. The shares listed in item A of Schedule 1 to the Existing Registration Rights Agreement.

                  4. Any shares issuable on exercise of warrants issued to the Finder or its designees, to the Escrow Agent or its designees or to SG Capital or its designees in connection with the transactions consummated (x) on December 16, 2004, as amended, or (y) in connection with the transactions contemplated by the Transaction Agreements, as amended.

            (ii) The term "Registrable Securities" is amended to include the Issued Shares.

            (iii) Each of the terms "Initial Number of Shares to Be Registered" and "Increased Number of Shares to Be Registered" is amended to be equal to the sum of (x) the shares determined by the terms of such definition as in effect on the Closing Date, plus (y) the Issued Shares.

            (iv) For purposes of determining the Held Shares Value, a Holder shall be deemed to have sold Issued Shares before selling any Conversion Shares.

            6.    Reserved.

            7.    Effective Date.

            (i) Each of the Company and each Investor shall deliver an executed copy of this Amendment to the Escrow Agent.

            (ii) This Amendment shall be effective as to each Investor on the date that it is so executed and delivered by the Investor and by the Company.

            (iii) The provisions of Section 11 of the Purchase Agreement are incorporated herein by reference.

            (iv) The Company hereby confirms to each Investor that, as of the effective date of this Amendment, the representations made in Section 3 of the Purchase Agreement shall apply also to the Issued Shares.

            (v) Upon execution and delivery of this Amendment, the Company will deliver to the Escrow Agent an opinion of counsel addressed to the Investors modifying the opinion delivered on the Closing Date to the effect that, as of such date, (i) this Amendment is deemed to be one of the Transaction Agreements and the opinions relating to the Transaction Agreements apply thereto and (ii) upon issuance of the Issued Shares in accordance with the terms of the Amendment, the Issued Shares will be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof.

            8. Limited Effect. Except as specified above, all terms of Transaction Agreements remain in full force and effect.

                                      * * *


                                       4

Company: _____
Investor: _____

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.



INFINIUM LABS, INC.


By:__________________________
   Timothy M. Roberts
   Chief Executive Officer

Date:________________________


[NAME OF INVESTOR]


_____________________________

Date:________________________

Address:_____________________

_____________________________

_____________________________

Guarantor's Acknowledgment

The undersigned, the Guarantor referred to in the Debenture, acknowledges that the Personal Guarantee issued by the Guarantor to each Investor remains in full effect with respect to the Debenture, as modified by the above Amendment.


_____________________________
TIMOTHY M. ROBERTS

                                    SCHEDULE A


                                            PRINCIPAL                    ISSUED
INVESTOR                                 AMOUNT OF NOTE   WARRANTS      SHARES
-------------------------------------    -------------    ---------    ---------
Hazinu Limited                           $  225,000.00    1,054,685      112,500
BL Cubed LLC                                112,500.00      527,342       56,250
Longview Special Finance Inc.               187,500.00      878,904       93,750
Congregation Mishkan Sholom                  75,000.00      351,562       37,500
JM Investors LLC                             18,750.00       87,890        9,375
Jacob Friedman                               13,750.00       64,453        6,875
Shalom Torah Centers                         13,750.00       64,453        6,875
Shlomo Lesin                                 13,750.00       64,453        6,875
Fenmore Holdings LLC                        187,500.00      878,904       93,750
West Hastings Limited                        32,500.00      152,343       16,250
David Zajac                                  11,250.00       52,733        5,625
Zevi Wolmark                                 18,750.00       87,890        9,375
Liberty Supplies Corp.                       75,000.00      351,562       37,500
Heza Holdings, Inc.                          15,000.00       70,311        7,500
-------------------------------------    -------------    ---------    ---------
Total:                                   $1,000,000.00    4,687,485      500,000